Exhibit 99.1

FOR IMMEDIATE RELEASE:	October 23, 2007
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM MORE THAN DOUBLES PROFITS ON 31% INCREASE IN REVENUE AND RECORD BOOKINGS

St. Paul, Minn. (10/23/07)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its third quarter ended September 30, 2007. Aetrium’s revenue increased to $7,704,000, up 31% sequentially from revenue of $5,866,000 in the second quarter of this year. Net income for the quarter was $1,388,000, or $0.13 per diluted share, up 127% from $612,000, or $0.06 per diluted share, in the prior quarter.

“We made great progress in our third quarter in our efforts to increase our market share and expand our customer base,” Joseph C. Levesque, president and chief executive officer, commented. “Along with our strong growth in revenue and profitability, we also had our biggest bookings quarter in over seven years. Most of our orders were booked later in the quarter, and our ending backlog was the largest it has been for over six years. Both our revenue and our bookings were dominated by our 55V series of test handlers for the expanding applications of the new leadless integrated circuit (IC) packages that continue to gain increasing traction.”

“Looking forward, analysts project solid IC growth through 2008, particularly in the analog segment where our customers are most concentrated,” Mr. Levesque added. “Our fourth quarter revenue will depend on the delivery requirements of orders received this quarter, but given our backlog and the expected continuation of favorable industry conditions, we anticipate another substantial sequential increase in revenue this quarter. Looking toward 2008, we continue to have confidence in the competitiveness of our product offerings, the growing acceptance of our new products by our expanding customer base, and the long term prospects for both the IC industry and Aetrium.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2006.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test ICs. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2007	2006	2007	2006

Net sales	$7,704	$8,226	$18,675	$23,111
Cost of goods sold	3,850	4,208	9,177	11,577
Gross profit	3,854	4,018	9,498	11,534
Gross profit percent	50.0%	48.8%	50.9%	49.9%

Operating expenses:
Selling, general and administrative	1,747	1,663	4,536	4,925
Research and development	803	844	2,691	2,531
Total operating expenses	2,550	2,507	7,227	7,456

Income from operations	1,304	1,511	2,271	4,078
Interest income (expense), net	108	62	311	145
Income before income taxes	1,412	1,573	2,582	4,223
Income tax expense	(24)	(9)	(38)	(35)
Income from continuing operations	1,388	1,564	2,544	4,188

Loss from discontinued operations	-	(271)	-	(1,143)

Net income	$1,388	$1,293	$2,544	$3,045

Basic income (loss) per share:
Continuing operations	$0.13	$0.15	$0.25	$0.42
Discontinued operations	-	(0.03)	-	(0.11)
Net income (1)	$0.13	$0.13	$0.25	$0.31

Diluted income (loss) per share:
Continuing operations	$0.13	$0.15	$0.24	$0.40
Discontinued operations	-	(0.03)	-	(0.11)
Net income	$0.13	$0.12	$0.24	$0.29

Weighted average common shares outstanding:
Basic	10,432	10,091	10,369	9,964
Diluted	10,723	10,629	10,663	10,599

(1) For the three months ended September 30, 2006, the sum of continuing operations and discontinued operations does not equal the total due to rounding.

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	September 30,	December 31,
	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$9,480	$8,394
Accounts receivable, net	3,874	2,165
Inventories - operations	8,384	7,263
Inventories - shipped equipment, subject to
revenue deferral	23	100
Other current assets	582	336
Total current assets	22,343	18,258

Property and equipment, net	198	194

Other assets	305	415

Total assets	$22,846	$18,867

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt	$44	$41
Trade accounts payable	1,656	490
Other current liabilities	1,520	1,825
Total current liabilities	3,220	2,356

Long-term debt, less current portion	23	57

Shareholders' equity	19,603	16,454

Total liabilities and shareholders' equity	$22,846	$18,867